UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012

PIKE ELECTRIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-32582	20-3112047
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Pike Way

Mount Airy, NC 27030

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (336) 789-2171

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Stock Purchase Agreement.

On June 22, 2012, Pike Enterprises, Inc. (the “Buyer”), a wholly owned subsidiary of Pike Electric Corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Synergetic Design Holdings, Inc. (the “Parent”), UC Synergetic, Inc., a wholly owned subsidiary of the Parent (the “Target”), and the shareholders party thereto, which collectively own all of the outstanding capital stock of the Parent (the “Sellers”). The Purchase Agreement provides that, upon the terms and subject to the conditions therein, the Buyer will purchase all of the outstanding capital stock of the Parent (the “Shares”) for approximately $70 million in cash, subject to customary adjustments, as provided in the Purchase Agreement (the “Transaction”).

The Purchase Agreement contains customary representations and warranties, covenants by the Parent, the Target and the Sellers regarding the operation of the business of the Parent and the Target between the signing of the Purchase Agreement and the closing of the Transaction, and indemnification provisions whereby the Sellers and the Buyer agree to indemnify each other for breaches of representations and warranties, covenants and other matters.

The Transaction is subject to certain closing conditions, including, among others, those relating to the accuracy of the representations and warranties, the delivery of certain ancillary documents (including, but not limited to, certificates representing all of the Shares and documents evidencing the Sellers’ compliance with covenants) and entry into certain agreements between the Buyer and certain Sellers, including certain undertakings with regard to confidentiality and non-competition. Either the Buyer or the Sellers’ representative may terminate the Purchase Agreement if certain closing conditions have not been satisfied or waived by August 1, 2012 (subject to extension). The Transaction is expected to close in the Company’s first fiscal quarter ending September 30, 2012.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the contents of the Purchase Agreement, which the Company expects to file as an exhibit to its Current Report on Form 8-K upon closing of the Transaction.

This Item 1.01 contains forward-looking statements, including those related to the timing of the closing of the Transaction. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in this report, including the inability to close the Transaction. No assurances are made that these results will be achieved.

Accordion Exercise and Commitment Increase Agreement.

On June 27, 2012, the Company exercised the accordion loan feature (the “Accordion Exercise”) of its existing credit agreement, dated August 24, 2011, by and among the Company, its subsidiaries party thereto, as guarantors, Regions Bank, as administrative agent, and the lenders party thereto (the “Credit Agreement”), and, in connection with such exercise, entered into a commitment increase agreement (the “Commitment Increase Agreement”) with its subsidiaries party to the Credit Agreement and Regions Bank, as lender under the Credit Agreement and as administrative agent, thereby increasing the lenders’ commitments by $75 million, from $200 million to $275 million. The increased commitments will be used to support the Company’s general corporate purposes, which may include the financing of the Buyer’s acquisition of the Shares.

The foregoing description of the Commitment Increase Agreement does not purport to be complete and is qualified in its entirety by the contents of such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 regarding the Accordion Exercise and the Commitment Increase Agreement is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On June 27, 2012, the Company issued a press release announcing the execution of the Purchase Agreement described in Item 1.01 above. A copy of the press release is filed as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description

10.1	Commitment Increase Agreement, dated June 27, 2012, among Pike Electric Corporation, its subsidiaries party thereto, and Regions Bank, as lender under the Credit Agreement and as administrative agent.

99.1	Press Release dated June 27, 2012.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIKE ELECTRIC CORPORATION

Date: June 27, 2012	By:	/s/ Anthony K. Slater
	Name:	Anthony K. Slater
	Title:	Executive Vice President & Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, DC

EXHIBITS

CURRENT REPORT

ON

FORM 8-K

Date of Event Reported:	Commission File No:
1-32582

June 22, 2012

PIKE ELECTRIC CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Commitment Increase Agreement, dated June 27, 2012, among Pike Electric Corporation, its subsidiaries party thereto, and Regions Bank, as lender under the Credit Agreement and as administrative agent.

99.1	Press Release dated June 27, 2012.